Exhibit 99.1

Snail, Inc. Reports Third Quarter 2026 Financial Results

CULVER CITY, Calif., November 12, 2026 (GLOBE NEWSWIRE) – Snail, Inc. (Nasdaq: SNAL) (“Snail Games” or the “Company”), a leading global independent developer and publisher of interactive digital entertainment, today announced financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 and Recent Operational Highlights

ARK Franchise Updates:

●	ARK: Survival Evolved (“ASE”):

○	Units sold were approximately 559,000 for the third quarter of 2026
○	During the third quarter of 2026, average daily active users (“DAU”) were approximately 99,000 and peak DAU was approximately 126,000

●	ARK: Survival Ascended (“ASA”):

○	Units sold were approximately 1.2 million for the third quarter of 2026
○	During the third quarter of 2026, average DAU was approximately 121,000 and peak DAU was approximately 184,000
○	Launched ARK: Genesis Part 1 Ascended, ARK: Tides of Fortune, and shadow-dropped ARK: Dragontopia
○	Released ARK: Dragontopia content updates in July and September 2026
○	Released the Cerberax fantastic tame under the ARK: Fantastic Tames Season 1 Pack
○	Released a major update for the ARK: Astraeos downloadable content (“DLC”)
○	Upcoming tames and content releases planned for ARK: Fantastic Tames Season 1 and ARK: Dragontopia in November and December 2026

●	ARK: Ultimate Mobile Edition (“ARK Mobile”)

○	Approximately 14.5 million downloads as of September 30, 2026
○	During the third quarter of 2026, average DAU was approximately 134,000

●	Other ARK IPs

○	Released PixARK: Terracrypt DLC
○	Debuted the first public demo of ARK: Survival of the Fittest during ChinaJoy 2026

Game Portfolio and Business Updates:

●	AAA Game Pipeline

○	Officially unveiled 9 Yin Sutra: Immortal at ChinaJoy 2026, revealing a new trailer and Steam page
○	Publicly debuted 9 Yin Sutra: Wuxia at Gamescom 2026, revealing a new trailer and Steam page
○	Showcased For The Stars at Gamescom 2026, releasing a new gameplay trailer and exclusive demos for attending media
○	Showcased 9 Yin Sutra: Immortal and For The Stars during the IGN Fan Fest event

●	Launched Honeycomb: The World Beyond across Steam, Epic Games Store, PlayStation 5, and Xbox Series X|S

●	Showcased a new playable demo of Bellwright at Gamescom 2026, previewing its highly requested traversal update planned for the end of 2026
●	Launched Stoneguard on Steam Early Access and achieved a “Mostly Positive” rating from Steam users to date
●	Launched The Fame Game II: LA Heartbreaker, receiving an “Overwhelmingly Positive” Steam rating to date with more than 500 reviews
●	Launched Dead Party on Steam
●	Released new demos for Dead Party, Whispers of West Grove, and Veil of Madness during Steam Next Fest

Business and Operational Updates

●	Egofold, the Company’s subsidiary, publicly debuted the AI Ranch initiative and Non-Human PlayerTM (NHP), an AI gaming companion for consumers, at the Ai4 2026 conference
●	As of September 30, 2026, SaltyTV released 350+ short film dramas

ARK Content Pipeline

Title	Platforms	Type	Release Schedule
ARK Dragontopia	Steam, Xbox, PlayStation	DLC Content Update (new map)	December 2026
ARK Maker	Steam, Xbox, PlayStation	ASA Content Creation Tool	2027
ARK Survival of the Fittest	Steam, Xbox, PlayStation	ASA Game Mode	2027
PixARK Worlds	Steam, Xbox, PlayStation, Nintendo Switch 2	New Title	2027
ARK Atlantis	Steam, Xbox, PlayStation	ASA DLC	2027
ARK Galaxy Wars	Steam, Xbox, PlayStation	ASA DLC	2027
ARK Legacy of Santiago	Steam, Xbox, PlayStation	ASA DLC	2027

Diversified Content Pipeline

Title	Platforms	Type	Release Schedule

Bellwright	Steam, Xbox, Playstation	Game Content Update	2026
Veil of Madness	Steam	Indie Title	2026/2027
Whispers of West Grove	Steam	Indie Title	2027
Gobby Gang	Steam	Indie Title	2027
For The Stars	Steam	AAA Title	TBD
9 Yin Sutra: Immortal	Steam	AAA Title	TBD
9 Yin Sutra: Wuxia	Steam	AAA Title	TBD

Management Commentary

“Our third quarter results reflected the continued execution of our ARK content pipeline, which extends through 2027 and remains a key driver of engagement and monetization across ASA,” said Snail CEO Hai Shi. “The release of three ASA DLCs at the beginning of the quarter provided a strong foundation for our performance, demonstrating the importance of our ongoing content strategy to expand the franchise’s reach and longevity.

“Beyond our revenue-generating ARK content, the past several months have provided valuable opportunities to showcase the breadth and progress of our broader development portfolio. We unveiled and publicly debuted our two 9 Yin Sutra titles at ChinaJoy and Gamescom, supported by new trailers and the official launch of their respective Steam pages. These milestones mark important steps in building early awareness and engagement, particularly among the IP’s established fan base in China. We also featured For The Stars at Gamescom, where we released a new gameplay trailer and offered exclusive demos to attending media, and again at IGN Fan Fest. The positive reception and continued development progress across these projects reinforce our confidence in the commercial potential of our AAA pipeline. As these highly anticipated titles continue advancing toward launch, industry events and community engagement initiatives remain important platforms to build momentum and provide players with greater visibility into our development progress.

“Looking ahead, we are encouraged by the opportunities in front of us. We expect our recently released titles, together with the anticipated ARK: Dragontopia skyworld map in December, to support fourth quarter performance. More importantly, our visibility beyond the current year remains strong. With an established ARK content roadmap extending throughout 2027 and multiple AAA titles continuing to make solid development progress toward key milestones, we believe we are well positioned to build on the momentum generated this year. Our focus remains on disciplined execution, consistent content delivery, and advancing our high-conviction development initiatives.”

Third Quarter 2026 Financial Highlights

Net revenues increased 139.2% to $33.1 million compared to $13.8 million in the same period last year. The increase was primarily due to a $13.9 million change in deferred revenue, a $4.9 million increase in ASA sales, which was primarily driven by the base game and the release of ARK: Tides of Fortune and ARK: Dragontopia, a $1.0 million increase in Bellwright sales, and a $0.4 million increase in Honeycomb: The World Beyond sales, partially offset by a decrease of $0.5 million in ASE sales, a decrease of $0.2 million in ARK Mobile sales, and a decrease of $0.2 million in SaltyTV sales.

Total units sold increased 73.3% to 2.0 million units compared to 1.1 million units in the same period last year, primarily driven by increased sales of ASA by 0.7 million units and an increase in sales of Bellwright of 0.1 million units.

Net income improved to $6.7 million compared to a net loss of $(7.9) million in the same period last year. The increase was primarily due to an increase in gross profit of $17.6 million, partially offset by an increase in the provision for income taxes of $2.0 million, an increase in total operating expenses of $0.6 million, and an increase in total other expense of $0.5 million.

Bookings increased 30.4% to $23.0 million compared to $17.6 million in the same period last year. The increase was primarily due to higher sales of ASA and Bellwright, partially offset by a decrease in bookings from ASE.

EBITDA improved to $7.2 million compared to $(9.7) million in the same period last year. The increase was primarily driven by the $14.5 million increase in net income, a decrease in interest income and interest income – related parties of $0.4 million, and an increase in the provision of income taxes of $2.0 million.

Nine Months 2026 Financial Highlights

Net revenues increased 42.6% to $80.0 million compared to $56.1 million in the same period last year. The increase was primarily due to the change in deferred revenue of $19.2 million, an increase in ASA sales of $4.8 million, which was primarily driven by the sales of the base game, ARK: Bob’s Tall Tales, ARK: Lost Colony, and the newly released ARK: Tides of Fortune and ARK: Dragontopia, an increase of $4.6 million in Bellwright sales, and an increase of $0.4 million in Honeycomb: The World Beyond sales. The increase in revenue was partially offset by a decrease in ASE revenue of $3.2 million, a decrease in ARK Mobile revenue of $1.5 million, and a decrease in SaltyTV application revenue of $0.4 million.

Total units sold increased 28.0% to 6.2 million units compared to 4.8 million units in the same period last year, primarily due to an increase in ASA sales of 1.7 million units and an increase in Bellwright sales of 0.3 million units, partially offset by a decrease in ASE sales of 0.8 million units.

Net income improved to $5.8 million compared to a net loss of $(26.4) million in the same period last year. The improvement was primarily due to an increase in revenue of $23.9 million, a decrease in the provision of income taxes of $10.4 million, and a decrease in cost of revenue of $0.3 million, partially offset by an increase in total operating expenses of $1.9 million and total other expense of $0.6 million.

Bookings increased 7.0% to $71.7 million compared to $67.0 million in the same period last year. The increase was primarily due to higher sales of ASA and Bellwright, which benefited from promotional pricing during the period, offset by ASE as the title continued to mature and consumer demand shifted toward ASA and its related downloadable content.

EBITDA improved to $6.5 million compared to $(15.6) million in the same period last year. The increase was primarily due to an increase in net income of $32.1 million, partially offset by a decrease in provision for income taxes of $10.4 million.

As of September 30, 2026, unrestricted cash was $12.1 million compared to $8.6 million as of December 31, 2025.

Use of Non-GAAP Financial Measures

In addition to the financial results determined in accordance with U.S. generally accepted accounting principles, or GAAP, Snail believes EBITDA, as a non-GAAP measure, and Bookings as a key operating metric, are useful in evaluating its operating performance. Bookings and EBITDA are non-GAAP and key operating financial measures that are presented as supplemental disclosures and should not be construed as alternatives to net income (loss) or revenue as indicators of operating performance, nor as alternatives to cash flow provided by operating activities as measures of liquidity, both as determined in accordance with GAAP. Snail supplementally presents Bookings and EBITDA because they are key operating measures used by management to assess financial performance. Bookings adjusts for the impact of deferrals and, Snail believes, provides a useful indicator of sales in a given period. Management believes Bookings and EBITDA are useful to investors and analysts in highlighting trends in Snail’s operating performance. At the same time, other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which Snail operates, and capital investments.

Bookings is defined as the net amount of products and services sold digitally or physically in the period. Bookings is equal to revenues, excluding the impact from deferrals. Below is a reconciliation of total net revenue to Bookings, the closest GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in millions)		(in millions)
Total net revenue	$33.1	$13.8	$80.0	$56.1
Change in deferred net revenue	(10.1)	3.8	(8.3)	10.9
Bookings	$23.0	$17.6	$71.7	$67.0

We define EBITDA as net income (loss) before (i) interest expense, (ii) interest income, (iii) provision for (benefit from) income taxes and (iv) depreciation expense. The following table provides a reconciliation from net income (loss) to EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in millions)		(in millions)
Net income (loss)	$6.7	$(7.9)	$5.8	$(26.4)
Interest income and interest income – related parties	(0.1)	(0.5)	(0.2)	(0.6)
Interest expense	0.2	0.2	0.5	0.4
(Benefit from) provision for income taxes	0.4	(1.6)	0.4	10.8
Depreciation expense	—	0.1	—	0.2
EBITDA	$7.2	$(9.7)	$6.5	$(15.6)

Webcast Details

The Company will host a webcast at 4:30 PM ET today to discuss its third quarter 2026 financial and operational results. Participants may access the live webcast and replay via the link here or on the Company’s investor relations website at https://investor.snail.com/.

About Snail, Inc.

Snail, Inc. (Nasdaq: SNAL) is a leading, global independent developer and publisher of interactive digital entertainment for consumers around the world, with a premier portfolio of premium games designed for use on a variety of platforms, including consoles, PCs, and mobile devices. For more information, please visit: https://snail.com/.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this press release can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “may,” “predict,” “continue,” “estimate” and “potential,” or the negative of these terms or other similar expressions. Forward-looking statements appear in a number of places in this press release and include, but are not limited to, statements regarding Snail’s intent, belief or current expectations. These forward-looking statements include information about possible or assumed future results of Snail’s business, financial condition, results of operations, liquidity, plans and objectives. The statements Snail makes regarding the following matters are forward-looking by their nature: upcoming tames and content releases for ARK: Fantastic Tames Season 1 and ARK: Dragontopia in November and December 2026; the further development of Bellwright, including the traversal update planned for the end of 2026; the commercial potential of Snail’s AAA pipeline; Snail’s ARK content pipeline extending through 2027 and Snail’s ongoing content strategy to expand the franchise’s reach and longevity; Snail’s recently released titles, together with the anticipated ARK: Dragontopia skyworld map in December supporting fourth quarter performance; and being well positioned to build on the momentum generated this year. Any forward-looking statements included herein reflect our current views, and they involve certain risks and uncertainties, including, among others, acceptance of our titles in the marketplace and the successful development, marketing or sale of our titles and our ability to retain our key employees or maintain our Nasdaq listing. These risks should not be construed as exhaustive and should be read together with the other cautionary statement included in our Annual Report on Form 10-K for the year ended December 31, 2025, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Investor Contact:

John Yi and Steven Shinmachi

Gateway Group, Inc.

949-574-3860

SNAL@gateway-grp.com

Snail, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets as of September 30, 2026 and December 31, 2025 (Unaudited)

	September 30, 2026	December 31, 2025

ASSETS

Current Assets:
Cash and cash equivalents	$12,104,332	$8,568,164
Restricted cash and cash equivalents	562,000	187,000
Accounts receivable, net of allowances for credit losses of $523,500 as of September 30, 2026 and December 31, 2025	7,052,196	12,528,347
Loan and interest receivable – related party	109,255	107,759
Prepaid expenses – related party	3,339,620	2,700,474
Prepaid expenses and other current assets	2,677,154	2,232,485
Prepaid taxes	611,871	4,734,007
Total current assets	26,456,428	31,058,236

Restricted cash and cash equivalents, net of current portion	1,748,000	1,748,000
Prepaid expenses – related party, net of current portion	5,582,500	8,282,974
Property and equipment, net	4,107,573	4,146,175
Intangible assets, net	3,763,110	3,827,927
Intangible assets, net – related party	4,166,667	4,916,667

Other noncurrent assets, net	1,130,406	604,793
Operating lease right-of-use assets, net	4,537,349	4,722,366
Total assets	$51,492,033	$59,307,138

LIABILITIES, NONCONTROLLING INTERESTS AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$5,432,378	$5,506,332
Accounts payable – related parties	16,556,305	20,067,013
Accrued expenses and other liabilities	3,577,183	3,364,150
Interest payable – related parties	527,770	527,770
Convertible notes at fair value	—	3,842,189
Current portion of long-term debt	1,350,071	1,305,880
Current portion of deferred revenue	17,305,342	14,799,840
Current portion of operating lease liabilities	485,905	393,448
Total current liabilities	45,234,954	49,806,622

Accrued expenses	625,354	468,106
Revolving loan	2,500,000	5,000,000
Long-term debt, net of current portion	3,356,578	4,292,538
Deferred revenue, net of current portion	5,326,512	17,282,685
Operating lease liabilities, net of current portion	4,188,089	4,336,240
Total liabilities	61,231,487	81,186,191

Commitments and contingencies

Stockholders’ Deficit:
Class A common stock, $0.0001 par value, 500,000,000 shares authorized; 3,485,979 shares issued and 3,205,095 shares outstanding as of September 30, 2026, and 2,076,467 shares issued and 1,806,412 shares outstanding as of December 31, 2025	348	208
Class B common stock, $0.0001 par value, 100,000,000 shares authorized; 5,749,716 shares issued and outstanding as of September 30, 2026 and December 31, 2025	575	575

Additional paid-in capital	33,341,655	26,926,245
Accumulated other comprehensive loss	(315,197)	(275,049)
Accumulated deficit	(33,587,550)	(39,352,510)
Treasury stock at cost (270,055 shares as of September 30, 2026 and December 31, 2025)	(3,671,806)	(3,671,806)
Total Snail, Inc. deficit	(4,231,975)	(16,372,337)
Noncontrolling interests	(5,507,479)	(5,506,716)
Total stockholders’ deficit	(9,739,454)	(21,879,053)
Total liabilities, noncontrolling interests and stockholders’ deficit	$51,492,033	$59,307,138

Snail, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Nine Months Ended September 30, 2026 and 2025 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenues, net	$33,061,435	$13,819,527	$80,032,536	$56,116,149
Cost of revenues	15,418,013	13,805,121	43,044,890	43,299,471

Gross profit	17,643,422	14,406	36,987,646	12,816,678

Operating expenses:
General and administrative	4,911,867	4,844,261	14,537,874	13,283,701
Research and development	4,619,542	3,731,441	13,087,364	10,634,595
Advertising and marketing	901,768	884,914	2,585,262	3,711,480
Depreciation	13,034	67,915	38,602	203,579
Impairment of film assets	24,250	336,134	190,237	751,853
Total operating expenses	10,470,461	9,864,665	30,439,339	28,585,208

Income (loss) from operations	7,172,961	(9,850,259)	6,548,307	(15,768,530)

Other income (expense):
Interest income	55,718	492,088	155,799	553,966
Interest income – related party	504	504	1,496	1,496
Interest expense	(188,873)	(194,189)	(547,044)	(444,304)
Other (expense) income	56,060	130,529	(3,971)	192,323
Foreign currency transaction gain (loss)	10,436	(8,519)	18,695	(76,697)
Total other (expense) income, net	(66,155)	420,413	(375,025)	226,784

Income (loss) before provision for (benefit from) income taxes	7,106,806	(9,429,846)	6,173,282	(15,541,746)

Provision for (benefit from) income taxes	435,891	(1,564,152)	409,086	10,833,616

Net income (loss)	6,670,915	(7,865,694)	5,764,196	(26,375,362)

Net loss attributable to non-controlling interests	(88)	(1,153)	(763)	(2,391)

Net income (loss) attributable to Snail, Inc.	6,671,003	(7,864,541)	5,764,959	(26,372,971)

Comprehensive income (loss) statement:

Net income (loss)	6,670,915	(7,865,694)	5,764,196	(26,375,362)

Other comprehensive income (loss) related to foreign currency translation adjustments, net of tax	(19,619)	4,462	(45,458)	68,282
Other comprehensive income related to credit adjustments, net of tax	—	997	5,310	23,020

Total comprehensive income (loss)	$6,651,296	$(7,860,235)	$5,724,048	$(26,284,060)

Net income (loss) attributable to Class A common stockholders:
Basic	$2,377,869	$(1,847,559)	$1,790,950	$(6,066,325)
Diluted	$2,377,869	$(1,847,559)	$1,792,798	$(6,066,325)

Net income (loss) attributable to Class B common stockholders:

Basic	$4,293,134	$(6,016,982)	$3,974,009	$(20,306,646)
Diluted	$4,293,134	$(6,174,656)	$3,974,009	$(20,585,138)

Income (loss) per share attributable to Class A common stockholders:
Basic	$0.75	$(1.05)	$0.69	$(3.53)
Diluted	$0.75	$(1.05)	$0.68	$(3.53)

Income (loss) per share attributable to Class B common stockholders:

Basic	$0.75	$(1.05)	$0.69	$(3.53)
Diluted	$0.75	$(1.07)	$0.69	$(3.58)

Weighted-average shares used to compute income (loss) per share attributable to Class A common stockholders:
Basic	3,184,637	1,765,493	2,591,200	1,717,647
Diluted	3,184,637	1,765,493	2,619,768	1,717,647

Weighted-average shares used to compute income (loss) per share attributable to Class B common stockholders:

Basic	5,749,716	5,749,716	5,749,716	5,749,716
Diluted	5,749,716	5,749,716	5,749,716	5,749,716

Snail, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2026 and 2025 (Unaudited)

	2026	2025

Cash flows from operating activities:
Net income (loss)	$5,764,196	$(26,375,362)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization – intangible assets, net	505,070	190,981
Amortization – intangible assets, net – related party	750,000	—
Amortization – film assets	271,054	1,025,201
Amortization – loan origination fees and debt discounts	6,915	(16,073)
Loss on change in fair value of convertible notes	154,669	268,220
Gain on change in fair value of warrant liabilities	(76,423)	(481,825)
Depreciation – property and equipment	38,602	203,579
Impairment of film assets	190,237	751,853
Gain on remeasurement of previously held equity interest	—	(7,857)
Gain on lease termination	(1,799)	—
Stock-based compensation expense	146,130	325,941
Gain on sale of fixed assets	(22,200)	—
Deferred taxes, net	—	10,808,885

Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	5,476,151	2,351,251
Accounts receivable – related party	—	3,836,866
Prepaid expenses – related party	2,061,328	(2,692,532)
Prepaid expenses and other current assets	(444,669)	514,921
Prepaid taxes	4,122,136	2,893,867
Other noncurrent assets, net	(986,317)	(1,152,434)
Accounts payable	(113,954)	581,910
Accounts payable – related parties	(3,510,708)	(325,322)
Accrued expenses and other liabilities	1,053,244	791,258
Loan and interest receivable – related party	(1,496)	(1,496)
Lease liabilities	131,122	(243,095)
Deferred revenue	(9,450,671)	10,901,655
Net cash provided by operating activities	6,062,617	4,150,392

Cash flows from investing activities:
Acquisition of software	—	(290,000)
Acquisition of software licenses	(400,253)	(2,989,026)
Investments in software	—	(849,138)
Net cash paid for acquisition of Matrioshka	—	(9,719)
Acquisition of fixed assets	—	(9,109)
Proceeds from sale of fixed assets	22,200	—
Net cash used in investing activities	(378,053)	(4,146,992)

Cash flows from financing activities:
Proceeds from at-the-market offering, net of issuance costs	4,796,702	—
Repayments on promissory note	—	(64,419)
Repayments on notes payable	(891,769)	(271,658)
Repayments on convertible notes	(3,125,298)	(1,414,705)
Repayments on revolving loan	(2,500,000)	—
Borrowings on term loan	—	3,500,000
Cash proceeds from exercise of warrants	—	159,000
Proceeds from issuance of convertible notes	—	3,000,000
Cash paid in lieu of fractional shares	(73)	—
Payments of loan origination fees	(7,500)	—
Net cash (used in) provided by financing activities	(1,727,938)	4,908,218

Effect of foreign currency translation on cash and cash equivalents	(45,458)	69,113

Net increase in cash and cash equivalents, and restricted cash and cash equivalents	3,911,168	4,980,731

Cash and cash equivalents, and restricted cash and cash equivalents – beginning of the period	10,503,164	8,238,944

Cash and cash equivalents, and restricted cash and cash equivalents – end of the period	$14,414,332	$13,219,675

Supplemental disclosures of cash flow information Cash paid during the period for:
Interest	$443,069	$477,157
Income taxes	$182,428	$612,007
Noncash transactions during the period for:
Liabilities converted to equity upon exercise of warrants	$606,541	$323,113
Acquisition of film licenses in accounts payable	$—	$1,050
Acquisition of software and software licenses in accounts payable	$40,000	$2,000
Change in fair value of notes recorded in accumulated other comprehensive income	$5,310	$18,568
Right-of-use assets obtained in exchange for lease liability	$(288,229)	$(124,214)
Net assets acquired in a business combination	$—	$5,461
Debt converted to equity	$866,250	$231,000